EXHIBIT 99.1

Protalex, Inc.
145 Union Square Drive
New Hope, PA 18938
(p) 215-862-9720
(f) 215-862-6614

       PROTALEX, INC. APPOINTS PETER G. TOMBROS TO THE BOARD OF DIRECTORS

New Hope, PA - November 11, 2005 - Protalex, Inc. (OTCBB:PRTX) today announced the appointment of Peter G. Tombros to the Company's board of directors. From 2001-2005 Mr. Tombros served as chief executive officer and chairman of Vivoquest, a private biotechnology company until its sale to XTL in September 2005. Mr. Tombros served as president and chief executive officer of Enzon from 1994 to 2001 and oversaw its transition from significant losses to profitability. During that time, Enzon's market cap grew from $44 million to $3 billion, and Enzon enjoyed a position as one of the top biotech firms in the world. Prior to Enzon, Mr. Tombros spent 25 years with Pfizer where he helped build the pharmaceutical business as executive vice president of Pfizer Pharmaceuticals, Inc. Mr. Tombros also served as vice president corporate strategic planning where he was responsible for mergers and acquisitions and oversight of the Pfizer Venture Capital investments. Mr. Tombros is also a director of several public companies. Mr. Tombros received B.S. and M.S. degrees from the Pennsylvania State University and an M.B.A. from the University of Pennsylvania, Wharton Graduate School of Business. He was recently appointed professor in the Eberly College of Science BS/MBA program, an accelerated honors program designed to train scientists to become business leaders.

G. Kirk Raab, Protalex's chairman of board commented "I have known Peter for many years and I am confident he will make significant contributions to the growth and success of Protalex".

"Peter Tombros' record of success in the Pharmaceutical industry speaks for itself" said Steven H. Kane, Protalex's president and chief executive officer. "The Company will benefit greatly from his broad experience and I look forward to his contributions to our future progress".

Mr. Tombros added "The promising pre-clinical data and the imminent Phase I clinical trial makes this an exciting time to join the Protalex team. I look forward to continuing success with this exciting new class of drugs for autoimmune disorders".

About Protalex

Protalex is a biotechnology company engaged in the development of a new class of drug for the treatment of Rheumatoid Arthritis, Idiopathic Thrombocytopenic Purpura (ITP), Pemphigus and other autoimmune diseases.

Cautionary Statement Regarding Forward Looking Information

This release contains forward-looking information about Protalex, Inc. that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as

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"believe," "expect," "may," "will," "should," "project," "plan," "seek,"
"intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Protalex's future performance, operations and products.

This forward-looking information should be considered only in connection with "Risk Factors" in Protalex's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission ("SEC") on August 26, 2005 and its other periodic reports filed with the SEC. Protalex assumes no obligation to update any forward-looking statements or information set forth in this press release.

Contact:
Marc L. Rose
Vice President and Chief Financial Officer
(p) 215-862-9720
(f)  215-862-6614
mrose@protalex.com